Exhibit 5.1

OPINION AND CONSENT OF DORSEY & WHITNEY LLP

May 26, 2017

Timberline Resources Corporation
101 East Lakeside Avenue

Coeur D’Alene, Idaho 83814

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Timberline Resources Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1, (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by certain selling stockholders (the “Selling Stockholders”) of up to 8,000,000 shares of common stock of the Company, par value $0.001 held by such selling stockholders (the “Shares”) and up to 8,000,000 shares of common stock of the Company, par value $0.001, issuable to the Selling Stockholders upon exercise of the Company’s outstanding warrants (the “Warrants”) exercisable at a price of $0.40 per share until January 31, 2020 (the “Warrant Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In  rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

(1)

the Shares are validly issued, fully paid and non-assessable; and

(2)

the Warrant Shares issuable upon exercise of the Warrants, upon receipt of the exercise price in full and when issued and delivered upon exercise of the Warrants pursuant to the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

DORSEY & WHITNEY LLP

JKB/KGS